Exhibit 99.2

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
310 750-2072

DAVITA INC. REFINANCES SENIOR CREDIT FACILITY

TORRANCE, CA, July 16, 2003 — DaVita Inc. (NYSE: DVA) today announced that it has amended its senior credit facility to include additional lenders, lower interest rates and increase outstanding borrowings by $200 million. Floating interest rates on the existing Term B and new $200 million Term C portion of the amended facility are LIBOR plus 2.5% with provision for further reductions to LIBOR plus 2.25% under certain circumstances. The interest rates and outstanding borrowings ($149 million as of July 16, 2003) of the Term A and Revolving Credit Line remain unchanged. The Company also modified certain covenants and extended the weighted average maturity of the senior credit facilities from 4.4 to 4.9 years.

DaVita will use the $200 million of net proceeds from the Term Loan C to partially redeem its 7% Convertible Subordinated Notes due 2009. The partial redemption was announced separately today.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company owns and operates kidney dialysis centers and home peritoneal dialysis programs domestically in 33 states, as well as Washington, D.C. As of March 31, 2003, DaVita operates 523 outpatient facilities serving 45,000 patients, including 3,300 patients in 30 centers under management.